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                                                 August 27, 1996




Jeremy O. May
ALPS Mutual Funds Services
370 Seventeenth Street, Suite 2700
Denver, CO 80202

Re:  24f-2 Notice

Dear Jeremy:

    We refer to the Rule 24f-2 Notice (the "Rule 24f-2 Notice") dated August
28, 1997, with respect to Post-Effective Amendment No. 9 (the "Post-Effective Amendment") to the Registration Statement on Form N-1A relating to the shares of beneficial interest, par value $.001 per share, of First Funds, a Massachusetts business trust (the "Trust"). The Post-Effective Amendment registered an indefinite number of shares of beneficial interest of the Trust pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act").
The Rule 24f-2 Notice makes definite the number of shares of beneficial interest of the Trust sold during the Trust's fiscal period ended June 30, 1997 that were so registered under the Post-Effective Amendment.

    We have examined and relied upon copies of the Post-Effective Amendment and the Rule 24f-2 Notice and have examined and relied upon originals, or copies certified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

    Based on the foregoing, we are of the opinion that the shares of beneficial interest of the Trust, the registration of which the Rule 24f-2 Notice makes definite in number, were duly authorized, legally issued, fully paid and nonassssable.

    In rendering this opinion, we have relied on the representations by the Trust that it or its agents received consideration for the shares in accordance with the Trust's Declaration of Trust, as amended and restated. We express no opinion as to compliance with the Securities Act of 1933, as amended, the 1940 Act or applicable state "Blue Sky" or securities laws in connection with the sales of the shares.


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    We hereby consent to the use of this opinion in conncection with the filing of the Rule 24f-2 Notice. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Yours very truly,

                                       Baker, Donelson, Bearman, &
                                       Caldwell
                                       By:   /s/ Daniel B. Hatzenbuehler
                                            -----------------------------
                                                 Daniel B. Hatzenbuehler